Exhibit 99.1

            Fair Isaac Announces Second Quarter Fiscal 2005 Results;
                     Year over Year Revenue Growth of 13%;
                Record Earnings and Bookings for Second Quarter

     MINNEAPOLIS--(BUSINESS WIRE)--April 27, 2005--Fair Isaac Corporation (NYSE:FIC), a leader in customer analytics and decision technology, today announced financial results for its second fiscal quarter ended March 31, 2005.

     Second Quarter Fiscal 2005 Results

     The company reported second quarter revenues of $196.0 million in fiscal 2005 versus $173.2 million reported in the prior year period. Net income for the second quarter of fiscal 2005 totaled $34.3 million, or $0.45 per diluted share, compared with net income of $30.8 million, or $0.39 per diluted share, reported in the same quarter last year. Net income for the second quarter of 2005 included an adjustment that reduced income tax expense by $6.0 million, or $0.08 per diluted share. This adjustment resulted from revisions made to estimates of prior years' tax liabilities.
     The impact of the adoption of EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (EITF Issue No. 04-8), including the costs associated with the exchange offer, reduced the second quarter diluted earnings per share by $0.05 in fiscal 2005 and $0.03 in fiscal 2004.

     Fiscal 2005 Year-to-date Results

     The company reported revenues of $391.6 million year-to-date versus $342.6 million reported in the same period last year. Year-to-date net income totaled $62.2 million, or $0.82 per diluted share, compared with net income of $59.6 million, or $0.75 per diluted share, reported in the same period last year. Year-to-date net income was also affected by the second quarter adjustment that reduced income tax expense as described above.
     The impact of the adoption of EITF Issue No. 04-8 reduced the year-to-date diluted earnings per share by $0.08 in fiscal 2005 and $0.06 in fiscal 2004.
     "We are pleased with our record earnings and bookings for the quarter," said Thomas Grudnowski, Fair Isaac's chief executive officer. "The strong bookings and sales pipeline demonstrates the success of our increased sales efforts in the core, high-margin market segments."

     Senior Convertible Notes

     During the first quarter, the company adopted EITF Issue No. 04-8 related to its $400 million of Senior Convertible Notes ("old notes"). In the second quarter, the company commenced an offer to exchange its old notes for new Senior Convertible Notes ("new notes") that, upon conversion, would pay the holder cash for the principal amount and cash or common stock for any conversion value in excess of the principal amount. On March 31, 2005, the company successfully completed its exchange offer for approximately 99.9% of the principal amount of the old notes. The new notes are currently not dilutive to the company's diluted earnings per share calculation.

     Second Quarter Fiscal 2005 Revenues and Bookings Highlights

     Revenues increased across each of the company's four operating segments. Strategy Machine Solutions revenues increased to $111.3 million in the second quarter of 2005 from $103.6 million in the prior year quarter, or by 7%, primarily due to revenues generated by collections and recovery solutions, and mortgage banking solutions associated with the acquisition of London Bridge and increased revenues from fraud solutions products. These gains were partially offset by a decline in revenues associated with marketing services, and insurance and healthcare solutions. Scoring Solutions revenues increased to $39.3 million in the second quarter from $33.7 million in the prior year quarter, or by 17%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies. Professional Services revenues increased to $33.6 million in the second quarter from $24.6 million in the prior year quarter, or by 36%, due to the acquisition of London Bridge and Braun Consulting, Inc. Analytic Software Tools revenues increased to $11.8 million in the second quarter from $11.3 million in the prior year quarter, or by 4%, due to revenues generated by sales from the Enterprise Decision Management suite of products, primarily due to the acquisition of London Bridge.
     The company achieved new bookings of $136.6 million in the second quarter of 2005, as compared to its previous guidance of $125.0 million. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

     Balance Sheet and Cash Flow Highlights

     Cash and cash equivalents, and marketable security investments were $368.3 million at March 31, 2005 as compared to $364.3 million at September 30, 2004. Significant changes in cash and cash equivalents from September 30, 2004 include cash provided by operations of $119.6 million. Cash used year-to-date includes $10.0 million related to purchases of property and equipment, $33.8 million (net of cash acquired) related to the November 2004 acquisition of Braun Consulting, Inc., and $127.0 million to repurchase company stock under its share repurchase plan. In addition to operating cash flows, cash was also generated from the November 2004 sale of the company's subsidiary, London Bridge Phoenix Software, Inc., for $22.7 million and $27.4 million received from the exercise of stock options and stock issued.

     Outlook

     The company expects revenue for the third quarter of fiscal 2005 of approximately $205.0 million and earnings per diluted share of about $0.44. The company also expects fiscal 2005 total revenue of approximately $811.0 million and earnings per diluted share of about $1.80. This guidance reflects the continuation of top-line growth in its core market segments and further expansion of its operating margin.
     "We are encouraged by our continuing growth in key market segments," said Grudnowski. "Our above plan growth in sales and operating earnings from these segments drives our expectations for full-year, record sales and earnings. The growing demand for our analytic solutions in these core segments demonstrates the critical value we deliver to our customers and their business success."

     Company to Host Conference Call

     The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its second quarter results and outlook for the remainder of fiscal 2005. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 25, 2005.

     About Fair Isaac

     Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company's predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company's FICO(R) scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

     Statement Concerning Forward-Looking Information

     Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2004 and Quarterly Report on Form 10-Q for the period ended December 31, 2004. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

     Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.


                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    For the Quarters and Six Months Ended March 31, 2005 and 2004
                (In thousands, except per share data)
                             (Unaudited)


                             Quarter Ended       Six Months Ended
                               March 31,             March 31,
                          -------------------   -------------------
                            2005      2004        2005      2004
                          --------- ---------   --------- ---------

Revenues                  $196,021  $173,246    $391,567  $342,587
                          --------- ---------   --------- ---------

Operating expenses:
   Cost of revenues         69,648    63,283     139,418   122,818
   Research and
    development             18,123    14,333      39,121    30,734
   Selling, general and
    administrative          55,085    40,508     108,653    82,268
   Amortization of
    intangible assets        6,536     4,064      13,320     8,131
                          --------- ---------   --------- ---------
        Total operating
         expenses          149,392   122,188     300,512   243,951
                          --------- ---------   --------- ---------
Operating income            46,629    51,058      91,055    98,636
Other expense, net            (490)   (1,117)       (160)   (2,492)
                          --------- ---------   --------- ---------
Income before income taxes  46,139    49,941      90,895    96,144
Provision for income taxes  11,812    19,098      28,707    36,540
                          --------- ---------   --------- ---------
Net income                 $34,327   $30,843     $62,188   $59,604
                          ========= =========   ========= =========


Earnings per share:
   Basic                     $0.51     $0.44       $0.92     $0.85
                          ========= =========   ========= =========
   Diluted (b)               $0.45     $0.39 (a)   $0.82     $0.75 (a)
                          ========= =========   ========= =========


Shares used in computing
 earnings per share:
   Basic                    66,979    70,308      67,769    70,065
                          ========= =========   ========= =========
   Diluted (b)              78,385    83,117 (a)  79,231    82,976 (a)
                          ========= =========   ========= =========


(a) The computation of diluted earnings per share for the quarters ended March 31, 2005 and 2004, includes 9.0 million and 9.1 million, respectively, shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.2 million and $1.3 million, respectively. The computation of diluted earnings per share for the six months ended March 31, 2005 and 2004, includes 9.1 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $2.5 million.

(b) The dilutive effect of the Company's old notes has been calculated on the if-converted method through March 30, 2005. Effective March 31, 2005, the dilutive effect of the Company's new notes has been calculated using the treasury stock method.



                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                March 31, 2005 and September 30, 2004
                            (In thousands)
                             (Unaudited)


                                             March 31,   September 30,
                                                2005         2004
                                            ------------ -------------

ASSETS:
Current assets:
   Cash and cash equivalents                   $167,359      $134,070
   Marketable securities                        161,608       165,235
   Receivables, net                             166,434       140,845
   Prepaid expenses and other current assets     39,522        25,951
                                            ------------ -------------
         Total current assets                   534,923       466,101

Marketable securities and investments            39,293        65,007
Property and equipment, net                      54,089        53,288
Goodwill and intangible assets, net             807,243       825,142
Other noncurrent assets                          31,025        35,241
                                            ------------ -------------
                                             $1,466,573    $1,444,779
                                            ============ =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and other accrued
   liabilities                                  $60,583       $45,596
  Accrued compensation and employee benefits     36,420        33,670
  Deferred revenue                               64,451        41,050
                                            ------------ -------------
      Total current liabilities                 161,454       120,316

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      8,994         7,992
                                            ------------ -------------
      Total liabilities                         570,448       528,308

Stockholders' equity                            896,125       916,471
                                            ------------ -------------
                                             $1,466,573    $1,444,779
                                            ============ =============



                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
    For the Quarters and Six Months Ended March 31, 2005 and 2004
                            (In thousands)
                             (Unaudited)


                                  Quarter Ended     Six Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Strategy machine solutions     $111,252  $103,587  $229,064  $206,848
Scoring solutions                39,347    33,707    78,771    69,014
Professional services            33,580    24,616    63,050    47,108
Analytic software tools          11,842    11,336    20,682    19,617
                               --------- --------- --------- ---------
     Total revenues            $196,021  $173,246  $391,567  $342,587
                               ========= ========= ========= =========



                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Six Months Ended March 31, 2005 and 2004
                            (In thousands)
                             (Unaudited)


                                                    Six Months Ended
                                                        March 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $62,188   $59,604
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                     26,539    22,620
   Changes in operating assets and liabilities, net
    of acquisitions                                  19,701    24,327
   Other, net                                        11,129     9,727
                                                   --------- ---------
      Net cash provided by operating activities     119,557   116,278
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                 (10,012)  (10,744)
Cash paid for acquisitions, net of cash acquired    (33,800)   (5,000)
Net activity from marketable securities              35,143     7,940
Other, net                                           24,156     1,950
                                                   --------- ---------
      Net cash provided by (used in) investing
       activities                                    15,487    (5,854)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              27,353    32,235
Repurchases of common stock                        (127,048)  (40,653)
Other, net                                           (2,716)   (2,118)
                                                   --------- ---------
      Net cash used in financing activities        (102,411)  (10,536)
                                                   --------- ---------

Effect of exchange rate changes on cash                 656         -
                                                   --------- ---------

Increase in cash and cash equivalents                33,289    99,888
Cash and cash equivalents, beginning of period      134,070   130,383
                                                   --------- ---------
Cash and cash equivalents, end of period           $167,359  $230,271
                                                   ========= =========



Fair Isaac Corporation
Baseline Revenue Analysis
(In thousands)


----------------------------------------------------------------------
                 BKG'04     Q1A      Q2A      Q3A      Q4A     FY04
----------------------------------------------------------------------
Total Baseline
 Prior to '04            $153,440 $148,234 $146,159 $151,800 $599,633
----------------------------------------------------------------------

Q1-2004A        $135,108   15,901   10,304    8,300    8,021   42,526
Q2-2004A         116,997            14,708    8,397    9,933   33,038
Q3-2004A          78,580                     10,341    7,537   17,878
Q4-2004A         110,585                              13,131   13,131
----------------------------------------------------------------------
Total FY04       441,270   15,901   25,012   27,038   38,622  106,573
----------------------------------------------------------------------
Baseline Prior
 to '05          441,270  169,341  173,246  173,197  190,422  706,206
----------------------------------------------------------------------
Q1-2005E
Q2-2005E
Q3-2005E
Q4-2005E
----------------------------------------------------------------------
Total FY05
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $441,270 $169,341 $173,246 $173,197 $190,422 $706,206
======================================================================

E = Estimate
A = Actual



----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3E      Q4E     FY05E
----------------------------------------------------------------------
Total Baseline
 Prior to '04            $144,463 $139,115 $135,000 $133,500 $552,078
----------------------------------------------------------------------

Q1-2004A                    8,714    6,506    5,500    5,000   25,720
Q2-2004A                    6,350    5,276    5,000    4,000   20,626
Q3-2004A                    6,688    5,279    4,000    3,500   19,467
Q4-2004A                    9,946    8,269    7,500    7,000   32,715
----------------------------------------------------------------------
Total FY04                 31,698   25,330   22,000   19,500   98,528
----------------------------------------------------------------------
Baseline Prior
 to '05                   176,161  164,445  157,000  153,000  650,606
----------------------------------------------------------------------
Q1-2005E        $115,363   19,385   12,916   12,000   11,500   55,801
Q2-2005E         136,559            18,660   16,000   10,000   44,660
Q3-2005E         123,000                     20,000   16,500   36,500
Q4-2005E         125,078                              23,000   23,000
----------------------------------------------------------------------
Total FY05       500,000   19,385   31,576   48,000   61,000  159,961
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $500,000 $195,546 $196,021 $205,000 $214,000 $810,567
======================================================================

E = Estimate
A = Actual


     CONTACT: Fair Isaac Corporation, Minneapolis
              Investors & Analysts:
              John Emerick or JD Bergquist Wood, 800-213-5542 investor@fairisaac.com